Exhibit 99.1

Trilogy Metals Reports First Quarter Fiscal 2023 Financial Results

VANCOUVER, BC, April 5, 2023 /CNW/ - Trilogy Metals Inc. (TSX: TMQ) (NYSE: TMQ) ("Trilogy Metals" or "the Company") announces its financial results for the first quarter ended February 28, 2023.  Details of the Company's financial results are contained in the interim unaudited consolidated financial statements and Management's Discussion and Analysis which will be available on the Company's website at www.trilogymetals.com, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. All amounts are in United States dollars unless otherwise stated.

Selected Results

The following selected financial information is prepared in accordance with U.S. GAAP.

in thousands of dollars, except for per share amounts
Three months ended
Selected expenses	February 28, 2023 $	February 28, 2022 $
General and administrative	408	397
Investor relations	30	99
Professional fees	570	245
Salaries	237	414
Salaries and directors expense – stock-based compensation	2,362	1,922
Total expenses	3,606	3,115
Share of loss on equity investment	1,485	1,910
Comprehensive loss for the period	(5,072)	(5,023)
Basic and diluted loss per common share	(0.03)	(0.03)

For the three-month period ended February 28, 2023, we reported a net loss of $5.1 million compared to a net loss of $5.0 million for the three-month period ended February 28, 2022. The increase in comprehensive loss in the first quarter of 2023 compared to first quarter of 2022 is due to the increase in stock based compensation and professional fees and partially offset from the decrease in our share of losses of Ambler Metals LLC ("Ambler Metals"), the joint venture operating company equally owned by Trilogy and a wholly-owned subsidiary of South32 Limited (ASX, LSE, JSE: S32; ADR: SOUHY), investor relations and salaries.  The decrease in our share of losses of Ambler Metals is mainly due to a decrease in mineral property expenses.

Upper Kobuk Mineral Projects

The Company announced the second and third set of drilling results from the 2022 field season at the Upper Kobuk Mineral Projects ("UKMP") on January 25, 2023 and February 27, 2023, respectively.  On April 4, 2023, the Company announced the final set of drilling results from the 2022 field season at the UKMP.

On February 14, 2023, the Company announced an updated feasibility study technical report for the Arctic Project and an updated resource for the Bornite Project, and filed NI 43-101 technical reports for both projects with the Canadian securities regulators.  In addition, the Company announced technical report summaries for both projects prepared in accordance with S-K 1300, which were filed as exhibits with the annual report on Form 10-K.

Ambler Access Project ("AAP")

On November 15, 2022, the United States Bureau of Land Management ("USBLM") submitted a status report announcing the anticipation of publishing a draft Supplemental Environmental Impact Statement ("SEIS") in the second quarter of calendar 2023 and a final SEIS in the fourth quarter of calendar 2023. On January 17, 2023, the USBLM submitted a status report reaffirming the timing of the draft and final SEIS.

In March 2023, the Board of Ambler Metals LLC approved a budget totaling $12.3 million for the AAP, to include funding for 2023 field season work consisting of field studies, permitting and data collection to assist the USBLM in completing the additional work to support the SEIS.

Liquidity and Capital Resources

We expended $0.9 million on operating activities during the three-month period ending February 28, 2023 with the majority of cash spent on corporate salaries, professional fees related to our annual regulatory filings, and annual fees paid to the Toronto Stock Exchange and the NYSE American Exchange with the American and Canadian securities commissions.

As at February 28, 2023, we had $1.7 million in cash and working capital of $1.0 million. Management continues with cash preservation strategies to reduce cash expenditures where feasible, including but not limited to reductions in marketing and investor conferences and office expenses.  In addition, the Company's Board of Directors have agreed to take all of their fees in deferred share units, or DSUs, in an effort to preserve cash. The Company's senior management team is also taking a portion of their base salaries in shares of the Company to preserve cash.

All project related costs are funded by the Ambler Metals. Amber Metals is well funded to advance the UKMP with $76.5 million in cash and $74.9 million in working capital as at February 28, 2023. There are sufficient funds within Ambler Metals to fund this fiscal year's budget for the UKMP and the AAP. Trilogy does not anticipate having to fund the activities of Ambler Metals until the current cash balance $76.5 million is expended.

Future cash requirements may vary materially from current expectations. The Company will need to raise additional funds in the future to support its operations and administration expenses. Future sources of liquidity are expected to be in the form of an equity financing but may include debt financing, convertible debt, exercise of options, or other means. The continued operations of the Company are dependent on its ability to obtain additional financing or to generate future cash flows.

There is no assurance that the Company will be able to obtain such financings or obtain them on favourable terms. These uncertainties raise substantial doubt about the Company's ability to continue as a going concern.

Qualified Persons

Richard Gosse, P.Geo., Vice President Exploration for Trilogy Metals Inc., is a Qualified Person as defined by National Instrument 43-101. Mr. Gosse has reviewed the technical information in this news release and approves the disclosure contained herein.

About Trilogy Metals

Trilogy Metals Inc. is a metal exploration and development company that holds a 50 percent interest in Ambler Metals LLC which has a 100 percent interest in the Upper Kobuk Mineral Projects in Northwestern Alaska. On December 19, 2019, South32, a globally diversified mining and metals company, exercised its option to form a 50/50 joint venture with Trilogy. The UKMP is located within the Ambler Mining District, one of the richest and most-prospective known copper-dominant districts in the world. It hosts world-class polymetallic volcanogenic massive sulphide deposits that contain copper, zinc, lead, gold and silver, and carbonate replacement deposits that have been found to host high-grade copper and cobalt mineralization. Exploration efforts have been focused on two deposits in the Ambler Mining District – the Arctic VMS deposit and the Bornite carbonate replacement deposit. Both deposits are located within a land package that spans approximately 190,929 hectares. Ambler Metals has an agreement with NANA Regional Corporation, Inc., an Alaska Native Corporation that provides a framework for the exploration and potential development of the Ambler Mining District in cooperation with local communities. Trilogy's vision is to develop the Ambler Mining District into a premier North American copper producer while protecting and respecting subsistence livelihoods.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain "forward-looking information" and "forward-looking statements" (collectively "forward-looking statements") within the meaning of applicable Canadian and United States securities legislation including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein, including, without limitation, perceived merit of properties, expectations regarding the willingness of the Company's director and executives to receive their compensation in equity, the Company's plans to look for opportunities to reduce its cash spend for the year, Management's expectations regarding the effects of cash conservation efforts and the sufficiency of cash for the next twelve months and the Company's plans to provide further updates and the timing thereof are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as "expects", "anticipates", "believes", "intends", "estimates", "potential", "possible", and similar expressions, or statements that events, conditions, or results "will", "may", "could", or "should" occur or be achieved. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from the Company's expectations include the uncertainties involving our assumptions with respect to the impact of the novel coronavirus (COVID-19) and other risks and uncertainties disclosed in the Company's Annual Report on Form 10-K for the year ended November 30, 2022 filed with Canadian securities regulatory authorities and with the United States Securities and Exchange Commission and in other Company reports and documents filed with applicable securities regulatory authorities from time to time. The Company's forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. The Company assumes no obligation to update the forward-looking statements or beliefs, opinions, projections, or other factors, should they change, except as required by law.

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SOURCE Trilogy Metals Inc.

View original content: http://www.newswire.ca/en/releases/archive/April2023/05/c3208.html

%CIK: 0001543418

For further information: Company Contacts: Tony Giardini, President & Chief Executive Officer, 604-638-8088; Elaine Sanders, Vice President & Chief Financial Officer, 1-855-638-8088

CO: Trilogy Metals Inc.

CNW 06:30e 05-APR-23